Exhibit 15.2

29 Goodhugh St East Maitland NSW 2323 Australia Email: colincoxhead@bigpond.com Telephone & MessageBank: (0428) 681119 Fax: (02) 49333451

Australian Business Number: 34 502 127 768
11 March 2010
To the Board of Directors of Vale S.A. (“Vale”)
Ladies and Gentlemen:
Colin Coxhead hereby consents to (a) being named in the Annual Report on Form 20-F of Vale S.A. (“Vale”) for the year ended December 31, 2009 (the “2009 20-F”) as having prepared certain coal reserve estimates and (b) the incorporation by reference of the 2009 20-F into the Registration Statements on Form F-3 of: Vale and Vale Overseas Limited (File Nos. 333-162822 and 333-162822-01); Vale and Vale Capital II (File Nos. 333-160448 and 333-160448-01); and Vale and Vale Capital Limited (File Nos. 333-143857 and 333-143857-01).
Yours Sincerely,
Colin Coxhead BSc; MAIG.
11 March 2010.